Exhibit 99.B(h)(8)

EXECUTION

AMENDMENT

TO

CO-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment (the “Amendment”) is made as of the 31 day of March, 2017 by and among PNC FUNDS (the “Fund”), PNC CAPITAL ADVISORS, LLC (“PNC Capital”) and BNY MELLON INVESTMENT SERVICING (US) INC. (“BNY Mellon”).

Background:

A.                                    The Fund and BNY Mellon entered into a Co-Administration and Accounting Services Agreement dated as of June 30, 2010, as amended, (the “Agreement”) relating to BNY Mellon’s provision of certain administration and accounting services to the Fund.

B.                                    The parties desire to amend the Agreement as set forth below.

Terms:

The parties hereby agree to amend the Agreement as follows:

1.                                      Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the Exhibit A attached hereto.

2.                                      Except as specifically amended herein, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

3.                                      The Agreement as amended and supplemented hereby constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

4.                                      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.                                      This Amendment shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Karen S. Vavra

Name:	Karen S. Vavra

Title:	Managing Director

PNC CAPITAL ADVISORS, LLC

By:	/s/ Mark G. McGlone

Name:	Mark G. McGlone

Title:	President & CEO

PNC FUNDS

By:	/s/ Jennifer E. Spratley

Name:	Jennifer E. Spratley

Title:	President

EXHIBIT A

THIS EXHIBIT A, amended and restated effective as of March 31, 2017, is Exhibit A to that certain Co-Administration and Accounting Services Agreement dated as of June 30, 2010 among BNY Mellon Investment Servicing (US) Inc., PNC Capital Advisors, LLC and PNC Funds.

Portfolios

PNC Balanced Allocation Fund

PNC Bond Fund

PNC Emerging Markets Equity Fund*

PNC Government Money Market Fund

PNC Government Mortgage Fund

PNC Intermediate Bond Fund

PNC Intermediate Tax Exempt Bond Fund

PNC International Equity Fund

PNC International Growth Fund

PNC Multi-Factor All Cap Fund

(formerly, PNC Large Cap Core Fund)

PNC Multi-Factor Large Cap Growth Fund

(formerly, PNC Large Cap Growth Fund)

PNC Multi-Factor Large Cap Value Fund

(formerly, PNC Large Cap Value Fund)

PNC Limited Maturity Bond Fund

PNC Maryland Tax Exempt Bond Fund

PNC Multi-Factor Small Cap Core Fund

PNC Multi-Factor Small Cap Growth Fund

PNC Multi-Factor Small Cap Value Fund

PNC Ohio Intermediate Tax Exempt Bond Fund

PNC S&P 500 Index Fund

PNC Small Cap Fund

PNC Retirement Income Fund

PNC Target 2020 Fund

PNC Target 2030 Fund

PNC Target 2040 Fund

PNC Target 2050 Fund

PNC Tax Exempt Limited Maturity Bond Fund

PNC Total Return Advantage Fund

PNC Treasury Money Market Fund

PNC Ultra Short Bond Fund

*Servicing expected to commence on or about March 31, 2017.